 North America Structured Investments  5yr Capped Dual Directional Contingent Buffered Return Enhanced Note linked to SPX  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000  Index: S&P 500 Index  Pricing Date: September 29, 2017  Observation Date: September 27, 2022  Maturity Date: September 30, 2022  Upside Leverage Factor: 1.25  Maximum Upside Return: At least 50.00%*Contingent Buffer Amount: 35.00%  Payment At Maturity: If the Final Value is greater than the Initial Value, your payment at maturity per $1,000 principal  amount note will be calculated as follows:  $1,000 + ($1,000 × greater of (a) Contingent Minimum Return and (b) Index Return)If the Final Value is equal to the Initial Value or is less than the Initial Value by up to the Contingent  Hypothetical Total Returns**  Note Payoff at Maturity Index Performance  $1,600  $1,400  $1,200  $1,000  $800  $600  $400  -60% -40% -20% 0% 20% 40% 60%  Index Return  Index Absolute Total Return on the  Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as Index Return  follows:  Return Notes  $1,000 + ($1,000 × Absolute Index Return of the Index)  If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, yourpayment at maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 x Index Return)  If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, you willlose more than 35.00% of your principal amount at maturity and could lose all of your principal  amount at maturity.  CUSIP: 46647MZ63  Preliminary Pricing  Supplement: https://sp.jpmorgan.com/document/cusip/46647MZ63/doctype/Product_Termsheet/document.pdf  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the creditrisk of JPMorgan Chase & Co., as guarantor of the notes.  *To be determined on the Pricing Date, but not less than 50.00%  ** Reflects Upside Leverage Factor of 1.25, Maximum Upside Return of 50.00%, Contingent Buffer amount of 35.00% and anInitial Value of the lesser performing index of 100 for illustrative purposes. The “total return” as used above is the number,  expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.The hypothetical returns and hypothetical payments on the Notes shown above apply only at maturity. These hypotheticals donot reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses wereincluded, the hypothetical returns and hypothetical payments shown above would likely be lower.  40.00% N/A 50.00%  30.00% N/A 37.50%  20.00% N/A 25.00%  10.00% N/A 12.50%  5.00% N/A 6.25%  0.00% N/A 0.00%  -10.00% 10.00% 10.00%  -20.00% 20.00% 20.00%  -30.00% 30.00% 30.00%  -35.00% 35.00% 35.00%  -35.01% N/A -35.01%  -50.00% N/A -50.00%  -70.00% N/A -70.00%  -100.00% N/A -100.00%  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  3yr Capped Dual Directional Contingent Buffered Return Enhanced Note linked to Lesser Performing of SPX/RTY  Selected Risks  • Your investment in the notes may result in a loss. The Notes do not guarantee any return  of principal.  • Your maximum gain on the notes if the Lesser Performing Index return is positive is limited  to the Maximum Upside Return.  • Your maximum gain on the note is limited by the Contingent Buffer Amount if the lesser  performing index is negative.  • You are exposed to the risk of decline of each index.  • Payment at maturity will be determined by the lesser performing index.  • The notes do not pay interest.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Financial  Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to  maturity will be subject to changes in the market’s view of the creditworthiness ofJPMorgan Financial or JPMorgan Chase & Co.  • The benefit provided by the contingent buffer amount may terminate on the Observation  Date.  • No interest or dividend payments, voting rights, or ownership rights with the securities  included in the Index.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent  operations and has limited assets.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • You are exposed to the risks associated with small capitalization companies.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from  others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we  refer to as JPMS), intends to offer to purchase the notes in the secondary market but is notrequired to do so. The price, if any, at which JPMS will be willing to purchase notes from youin the secondary market, if at all, may result in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the  issuance of notes, including acting as calculation agent and hedging our obligations underthe notes, and making the assumptions used to determine the pricing of the notes and theestimated value of the notes when the terms of the notes are set. It is possible that suchhedging or other trading activities of J.P. Morgan or its affiliates could result in substantialreturns for J.P. Morgan and its affiliates while the value of the notes decline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser  regarding the U.S. federal income tax consequences of an investment in the notes.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicableproduct supplement and “Selected Risk Considerations” to the applicable preliminary pricesupplement for additional information.  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest,you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more completeinformation about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any productsupplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be  used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com